Exhibit 107

Calculation of Filing Fee Table

Form 424(b)(5)

(Form Type)

Rayonier Inc.

(Exact Name of Registrants as Specified in its Charters)

Table 1—Newly Registered Securities

Newly Registered Securities

Fees to Be Paid	Equity	Common Shares, no par value, of Rayonier Inc.	Rules 457(o)(1)	–	–	$300,000,000	0.0001102	$33,060

		Total Offering Amounts				$300,000,000		$33,060

		Total Fees Previously Paid						–

		Total Fee Offsets						–

		Net Fee Due						$33,060

(1)

The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price, and Rule 457(r) under the Securities Act.. This “Calculation of Filing Fee” table shall be deemed to update the “Calculation of Filing Fee” table in the Registration Statement.